EXHIBIT 99.1
Element Solutions Inc
Announces 2021 Second Quarter Financial Results

•Net sales of $587 million, an increase of 52% from the second quarter last year on a reported basis or an increase of 30% on an organic basis
•GAAP diluted EPS of $0.32, compared to $0.01 in the same period last year; adjusted EPS of $0.35, compared to $0.18 in the same period last year
•Reported net income of $79 million, compared to $2 million in the same period last year
•Adjusted EBITDA of $133 million, an increase of 47% from the second quarter last year on a constant currency basis
•Second quarter 2021 cash from operating activities of $80 million and free cash flow of $72 million
•Full year 2021 guidance raised to an adjusted EBITDA range of $505 million to $520 million, and adjusted EPS of at least $1.35
•Coventya acquisition expected to close in September 2021, subject to customary closing conditions
Miami, Fla., July 28, 2021 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and six months ended June 30, 2021.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich said, “Element Solutions had a terrific second quarter. We continued to execute against our growth strategy, driving strong organic performance and deploying capital prudently to compound earnings per share. This quarter was a record on the top-line — and included our first month with net sales in excess of $200 million — since we founded Element Solutions. Our teams have been navigating supply chain constraints and raw material shortages attentively to meet the robust demand in our end-markets. While COVID continues to impact our business, as well as those of our customers and suppliers, it has not stopped us from executing our strategy effectively. We announced two highly strategic acquisitions in the second quarter of 2021 that we believe will allow us to provide a wider array of world-class solutions to our customers, growth opportunities for our people, and accelerated earnings growth for our shareholders. We are incredibly grateful to our people who have enabled this execution in a challenging environment.”
Mr. Gliklich continued, “We expect demand to remain strong through the third quarter in our key end markets and a return to a more typical second half seasonal pattern with a stronger third quarter and deceleration in the fourth quarter. While the impact of increasing logistics costs will continue into the third quarter, year-to-date pricing actions associated with raw material inflation should help support margins. In that context, we expect adjusted EBITDA in the third quarter of 2021 to be between $125 million and $130 million. We are increasing our full year 2021 adjusted EBITDA guidance range to $505 million to $520 million reflecting our recent outperformance and continued strength in our markets. We expect adjusted EPS to be at least $1.35 for the full year of 2021, representing a compound annual growth rate of more than 26% from our adjusted EPS in 2018 prior to our launch as Element Solutions. This guidance does not include the impact of our pending acquisition of Coventya, which we expect to contribute approximately 7 cents to adjusted EPS on an annualized basis.”
Second Quarter 2021 Highlights (compared with second quarter 2020)
•Net sales on a reported basis for the second quarter of 2021 were $587 million, an increase of 52% over the second quarter of 2020. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 30%.
◦Electronics: Net sales increased 51% to $382 million. Organic net sales increased 25%.
◦Industrial & Specialty: Net sales increased 53% to $205 million. Organic net sales increased 41%.
•Second quarter of 2021 earnings per share (EPS) performance:

◦GAAP diluted EPS was $0.32 for the second quarter of 2021, as compared to $0.01 for the second quarter of 2020.
◦Adjusted EPS was $0.35, as compared to $0.18 per share in prior year.
•Reported net income for the second quarter of 2021 was $79 million, as compared to $2 million for the second quarter of 2020.
•Adjusted EBITDA for the second quarter of 2021 was $133 million, an increase of 57%. On a constant currency basis, adjusted EBITDA increased 47%.
◦Electronics: Adjusted EBITDA was $91 million, an increase of 56%. On a constant currency basis, adjusted EBITDA increased 46%.
◦Industrial & Specialty: Adjusted EBITDA was $42 million, an increase of 58%. On a constant currency basis, adjusted EBITDA increased 50%.
◦Adjusted EBITDA margin increased 80 basis points to 22.7% on a reported basis. On a constant currency basis, adjusted EBITDA margin increased 50 basis points.
•Net debt to adjusted EBITDA ratio of 2.4x on a trailing twelve months basis.
2021 Guidance
The Company increased its full year 2021 guidance and now expects adjusted EBITDA in the range of $505 million to $520 million, and adjusted EPS of at least $1.35, excluding the potential impact of the Coventya acquisition. Based on Coventya's projected adjusted EBITDA of approximately $35 million for its fiscal year ending on September 30, 2021, the Company expects the Coventya acquisition to contribute approximately $0.07 per share of adjusted EPS to Element Solutions on an annualized basis. In addition, the Company expects third quarter 2021 adjusted EBITDA to be between $125 million and $130 million, excluding any potential impact from the Coventya acquisition.
Recent Developments
HKW Acquisition
On May 5, 2021, the Company completed the HKW acquisition for $50.9 million, net of cash, subject to post-closing adjustments. The H.K. Wentworth business specializes in conformal coatings, encapsulation resins, thermal interface materials, contact lubricants and cleaning chemistry and complements our broader electronics portfolio with many applications overlapping with semiconductor technologies. The operations of the H.K. Wentworth business are included in the Company's Electronics business segment.
Proposed Coventya Acquisition
On June 11, 2021, the Company announced its planned acquisition of Coventya Holdings SAS, a global provider of specialty chemicals for the surface finishing industry, for a purchase price expected to be approximately €420 million, subject to adjustments. This acquisition is expected to close in September 2021, subject to customary closing conditions. The Company expects to fund this acquisition with $400 million of add-on debt to its existing term loans and cash on hand. The add-on transaction, which was priced and allocated on June 23, 2021, is expected to close concurrently with the Coventya acquisition, subject to the finalization and execution of its definitive documentation. On June 29, 2021, the Company also entered into forward starting swaps to effectively convert the $400 million of anticipated add-on debt into fixed-rate euro-denominated debt through their maturity in January 2025. The forward starting swaps are expected to become effective when the add-on transaction closes.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2021 second quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, July 29, 2021. Participants on the call will include Executive Chairman Sir Martin E. Franklin, President and Chief Executive Officer Benjamin Gliklich and EVP, Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 877-876-9177 (domestic) or 785-424-1672 (international) and provide the Conference ID: ESIQ221. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.

About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's continued execution against its growth strategy to drive organic performance and deploy capital prudently to compound earnings per share; recent and pending acquisitions providing wider array of solutions to the Company's customers, growth opportunities and accelerated earnings growth; strong demand in the third quarter of 2021 in the Company's key end markets; return to a more typical second half seasonal pattern;impact of increasing logistics costs to continue into the third quarter 2021; pricing actions associated with raw material inflation to help support margins; trend relating of logistics costs in the near term; third quarter 2021 adjusted EBITDA guidance; full year 2021 guidance with respect to adjusted EBITDA, adjusted EPS and free cash flow; the Coventya acquisition's contributions to the Company's adjusted EBITDA and adjusted EPS for the full year 2021; the parties' ability to satisfy the closing conditions of the Coventya acquisition and to finalize and execute the definitive documentation relating to the add-on debt, including the execution of an amendment to the Company's credit agreement and closing of the incremental facility for the increase of the existing term loans; the timing of the closing of the Coventya acquisition, the purchase price for the Coventya acquisition, funding of the add-on transaction and effective date of the related swaps; and the use of proceeds from the add-on transaction. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration of the pandemic; the efficacy, availability and/or public acceptance of vaccines targeting COVID-19; the impact of variants of COVID-19 that may affect its spread or virulence or the effectiveness of vaccines on the virus; the impact of actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for the Company's products and services; the Company's ability to manufacture, sell and provide its products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on its facilities or reduced ability of its employees to continue to work efficiently; increased operating costs (whether as a results of changes to the Company's supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries' currencies relative to the U.S. dollar; the general impact of the pandemic on the Company's customers, employees, suppliers, vendors and other stakeholders; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)	2021	2020	2021	2020
Net sales	$586.6	$387.0	$1,136.7	$839.6
Cost of sales	348.1	224.5	657.2	479.8
Gross profit	238.5	162.5	479.5	359.8
Operating expenses:
Selling, technical, general and administrative	154.7	113.4	284.3	238.6
Research and development	12.8	9.6	24.3	27.1
Total operating expenses	167.5	123.0	308.6	265.7
Operating profit	71.0	39.5	170.9	94.1
Other (expense) income:
Interest expense, net	(12.9)	(16.9)	(25.8)	(33.6)
Foreign exchange (loss) gain	(5.2)	(12.8)	22.8	(38.6)
Other expense, net	(5.7)	(1.7)	(7.3)	(1.3)
Total other expense	(23.8)	(31.4)	(10.3)	(73.5)
Income before income taxes and non-controlling interests	47.2	8.1	160.6	20.6
Income tax benefit (expense)	31.9	(5.8)	0.8	(9.9)
Net income from continuing operations	79.1	2.3	161.4	10.7
Income (loss) from discontinued operations, net of tax	2.0	(1.1)	2.0	(0.9)
Net income attributable to common stockholders	$81.1	$1.2	$163.4	$9.8

Earnings per share
Basic from continuing operations	$0.32	$0.01	$0.65	$0.04
Basic from discontinued operations	0.01	—	0.01	—
Basic attributable to common stockholders	$0.33	$0.01	$0.66	$0.04

Diluted from continuing operations	$0.32	$0.01	$0.65	$0.04
Diluted from discontinued operations	0.01	—	0.01	—
Diluted attributable to common stockholders	$0.33	$0.01	$0.66	$0.04

Weighted average common shares outstanding
Basic	247.5	248.8	247.4	249.6
Diluted	247.9	249.0	248.0	250.6

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(dollars in millions)	2021	2020
Assets
Cash & cash equivalents	$318.4	$291.9
Accounts receivable, net of allowance for doubtful accounts of $10.1 and $9.7 at June 30, 2021 and December 31, 2020, respectively	450.0	403.4
Inventories	280.4	203.1
Prepaid expenses	28.5	24.0
Other current assets	67.7	67.5
Total current assets	1,145.0	989.9
Property, plant and equipment, net	242.4	240.4
Goodwill	2,267.1	2,252.7
Intangible assets, net	823.8	855.9
Other assets	162.2	141.2
Non-current assets of discontinued operations	3.3	3.3
Total assets	$4,643.8	$4,483.4
Liabilities and stockholders' equity
Accounts payable	$140.0	$95.6
Current installments of long-term debt	7.4	7.4
Accrued expenses and other current liabilities	203.0	204.2
Current liabilities of discontinued operations	5.1	7.1
Total current liabilities	355.5	314.3
Debt	1,505.8	1,508.1
Pension and post-retirement benefits	40.9	43.3
Deferred income taxes	112.6	112.9
Other liabilities	160.7	186.7
Total liabilities	2,175.5	2,165.3
Stockholders' equity
Common stock: 400.0 shares authorized (2021: 261.9 shares issued; 2020: 261.3 shares issued)	2.6	2.6
Additional paid-in capital	4,146.9	4,122.9
Treasury stock (2021: 14.3 shares; 2020: 14.2 shares)	(139.4)	(137.7)
Accumulated deficit	(1,337.1)	(1,473.2)
Accumulated other comprehensive loss	(203.0)	(194.8)
Total stockholders' equity	2,470.0	2,319.8
Non-controlling interests	(1.7)	(1.7)
Total equity	2,468.3	2,318.1
Total liabilities and stockholders' equity	$4,643.8	$4,483.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended June 30,
(dollars in millions)	June 30, 2021	March 31, 2021	2021	2020
Cash flows from operating activities:
Net income	$81.1	$82.3	$163.4	$9.8
Net income (loss) from discontinued operations, net of tax	2.0	—	2.0	(0.9)
Net income from continuing operations	79.1	82.3	161.4	10.7
Reconciliation of net income from continuing operations to net cash flows provided by operating activities:
Depreciation and amortization	40.1	39.1	79.2	79.3
Deferred income taxes	(40.9)	5.2	(35.7)	(0.7)
Foreign exchange loss (gain)	8.5	(28.9)	(20.4)	37.9
Incentive stock compensation	17.0	4.3	21.3	3.4
Other, net	3.1	(2.3)	0.8	10.0
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(11.7)	(26.3)	(38.0)	43.5
Inventories	(23.3)	(44.6)	(67.9)	(15.9)
Accounts payable	7.4	30.4	37.8	(13.6)
Accrued expenses	10.0	(18.8)	(8.8)	(22.2)
Prepaid expenses and other current assets	(5.8)	(9.0)	(14.8)	(7.2)
Other assets and liabilities	(3.1)	1.2	(1.9)	(0.5)
Net cash flows provided by operating activities of continuing operations	80.4	32.6	113.0	124.7
Cash flows from investing activities:
Capital expenditures	(8.8)	(8.5)	(17.3)	(15.0)
Proceeds from disposal of property, plant and equipment	—	—	—	1.5
Acquisition of business, net of cash acquired	(50.9)	—	(50.9)	—
Other, net	0.1	19.0	19.1	(5.7)
Net cash flows (used in) provided by investing activities of continuing operations	(59.6)	10.5	(49.1)	(19.2)
Cash flows from financing activities:
Repayments of borrowings	(1.8)	(1.9)	(3.7)	(3.9)
Repurchases of common stock	—	—	—	(33.1)
Dividends	(14.8)	(12.4)	(27.2)	—
Other, net	(6.5)	0.1	(6.4)	(1.3)
Net cash flows used in financing activities of continuing operations	(23.1)	(14.2)	(37.3)	(38.3)
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	—	—	—	(14.7)
Net cash flows used in discontinued operations	—	—	—	(14.7)
Effect of exchange rate changes on cash and cash equivalents	3.2	(3.3)	(0.1)	(5.3)
Net increase in cash and cash equivalents	0.9	25.6	26.5	47.2
Cash and cash equivalents at beginning of period	317.5	291.9	291.9	190.1
Cash and cash equivalents at end of period	$318.4	$317.5	$318.4	$237.3

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended June 30,					Six Months Ended June 30,
(dollars in millions)	2021	2020	Reported	Constant Currency	Organic	2021	2020	Reported	Constant Currency	Organic
Net sales
Electronics	$381.9	$253.2	51%	44%	25%	$735.4	$522.1	41%	35%	21%
Industrial & Specialty	204.7	133.8	53%	45%	41%	401.3	317.5	26%	21%	18%
Total	$586.6	$387.0	52%	44%	30%	$1,136.7	$839.6	35%	30%	20%

Adjusted EBITDA
Electronics	$90.7	$58.0	56%	46%		$183.2	$124.5	47%	39%
Industrial & Specialty	42.4	26.8	58%	50%		87.8	70.4	25%	19%
Total	$133.1	$84.8	57%	47%		$271.0	$194.9	39%	32%

	Three Months Ended June 30,			Constant Currency		Six Months Ended June 30,			Constant Currency
	2021	2020	Change	2021	Change	2021	2020	Change	2021	Change
Adjusted EBITDA Margin
Electronics	23.7%	22.9%	80bps	23.4%	50bps	24.9%	23.9%	100bps	24.6%	70bps
Industrial & Specialty	20.7%	20.0%	70bps	20.7%	70bps	21.9%	22.2%	(30)bps	21.9%	(30)bps
Total	22.7%	21.9%	80bps	22.4%	50bps	23.8%	23.2%	60bps	23.6%	40bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	June 30, 2021
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	731.3
Total First Lien Debt				731.3
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,531.3
Cash Balance				318.4
Net Debt				$1,212.9
Adjusted Shares Outstanding	(2)			252.2
Market Capitalization	(3)			$5,896.4
Total Capitalization				$7,109.3
(1) Element Solutions swapped its floating term loan rate to a fixed rate through January 2024, which could vary due to changes in the euro and the U.S. dollar exchange rate. At June 30, 2021, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at June 30, 2021 and 2020 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $23.38 at June 30, 2021.

III. SELECTED FINANCIAL DATA
	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2021	2020	2021	2020
Interest expense	$13.2	$17.2	$26.4	$34.3
Interest paid	$4.2	$27.8	$25.0	$31.5
Income tax (benefit) expense	$(31.9)	$5.8	$(0.8)	$9.9
Income taxes paid	$21.6	$16.5	$35.0	$29.4
Capital expenditures	$8.8	$4.5	$17.3	$15.0
Proceeds from disposal of property, plant and equipment	$—	$1.5	$—	$1.5

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, third quarter 2021 guidance for adjusted EBITDA and full year 2021 guidance for adjusted EBITDA, adjusted EPS and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides third quarter 2021 guidance for adjusted EBITDA and full year 2021 guidance for adjusted EBITDA, adjusted EPS and free cash flow on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three and six months ended June 30, 2021:

	Three Months Ended June 30, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	51%	(7)%	44%	(16)%	(2)%	25%
Industrial & Specialty	53%	(8)%	45%	—%	(4)%	41%
Total	52%	(8)%	44%	(11)%	(3)%	30%

	Six Months Ended June 30, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	41%	(6)%	35%	(12)%	(1)%	21%
Industrial & Specialty	26%	(5)%	21%	—%	(3)%	18%
Total	35%	(6)%	30%	(8)%	(2)%	20%
NOTE: Totals may not sum due to rounding.
For the three months ended June 30, 2021, Electronics' consolidated results were positively impacted by $6.1 million of acquisitions and $41.6 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $5.0 million of acquisitions. For the six months ended June 30, 2021, Electronics' consolidated results were positively impacted by $6.1 million of acquisitions and $64.3 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $9.7 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% and 26% for the three and six months ended June 30, 2021 and 2020, respectively, as described in footnote (7) under the reconciliation table below.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)		2021	2020	2021	2020
Net income attributable to common stockholders		$81.1	$1.2	$163.4	$9.8
Net income (loss) from discontinued operations attributable to common stockholders		2.0	(1.1)	2.0	(0.9)
Net income from continuing operations attributable to common stockholders		79.1	2.3	161.4	10.7
Reversal of amortization expense	(1)	30.4	28.9	60.1	58.3
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.8	2.3	1.7	4.4
Amortization of inventory step-up	(1)	2.2	—	2.2	1.4
Restructuring expense	(2)	1.6	3.3	3.9	4.3
Acquisition and integration expense	(3)	5.9	1.3	3.2	7.9
Foreign exchange loss (gain) on internal debt	(4)	4.6	11.8	(23.4)	40.9
Adjustment of stock compensation previously not probable	(5)	13.6	—	13.6	—
Other, net	(6)	5.0	4.0	5.9	6.9
Tax effect of pre-tax non-GAAP adjustments	(7)	(12.8)	(13.4)	(13.4)	(32.3)
Adjustment to estimated effective tax rate	(7)	(41.4)	3.7	(33.0)	4.6
Adjusted net income from continuing operations attributable to common stockholders		$89.0	$44.2	$182.2	$107.1

Adjusted earnings per share from continuing operations	(8)	$0.35	$0.18	$0.73	$0.43

Adjusted common shares outstanding	(8)	252.2	251.8	251.0	251.7
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2021, the Company recognized a gain of $3.9 million on the sale of a dormant facility in New Jersey included in its Electronics business segment. During the first quarter of 2020, the Company acquired a new subsea production control fluid designed to complement its Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5) The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards was not recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(6) The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(7) The Company adjusts its effective tax rate to 20% for the three and six months ended June 30, 2021 and 26% for the three and six months ended June 30, 2020. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% and 26% to pre-tax non-GAAP adjustments for the three and six months ended June 30, 2021 and 2020, respectively. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(8) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Common Shares at June 30, 2021 and 2020 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	June 30,		Year-to-Date Average June 30,
(amounts in millions)	2021	2020	2021	2020
Basic common shares outstanding	247.6	248.9	247.5	248.8
Number of shares issuable upon vesting of granted Equity Awards	4.6	2.9	3.5	2.9
Adjusted common shares outstanding	252.2	251.8	251.0	251.7

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)		2021	2020	2021	2020
Net income attributable to common stockholders		$81.1	$1.2	$163.4	$9.8
Add (subtract):
(Income) loss from discontinued operations, net of tax		(2.0)	1.1	(2.0)	0.9
Income tax (benefit) expense		(31.9)	5.8	(0.8)	9.9
Interest expense, net		12.9	16.9	25.8	33.6
Depreciation expense		9.7	10.5	19.1	21.0
Amortization expense		30.4	28.9	60.1	58.3
EBITDA		100.2	64.4	265.6	133.5
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	2.2	—	2.2	1.4
Restructuring expense	(2)	1.6	3.3	3.9	4.3
Acquisition and integration expense	(3)	5.9	1.3	3.2	7.9
Foreign exchange loss (gain) on internal debt	(4)	4.6	11.8	(23.4)	40.9
Adjustment of stock compensation previously not probable	(5)	13.6	—	13.6	—
Other, net	(6)	5.0	4.0	5.9	6.9
Adjusted EBITDA		$133.1	$84.8	$271.0	$194.9
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $18.1 million at June 30, 2021, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 2.4x on a trailing twelve month basis:

	2021	2020		Trailing Twelve Months
(dollars in millions)	YTD	Q3	Q4
Net income attributable to common stockholders	$163.4	$36.0	$29.9	$229.3
Add (subtract):
(Income) loss from discontinued operations, net of tax	(2.0)	0.2	—	(1.8)
Income tax (benefit) expense	(0.8)	(47.3)	41.7	(6.4)
Interest expense, net	25.8	17.1	12.7	55.6
Depreciation expense	19.1	10.7	10.5	40.3
Amortization expense	60.1	30.5	30.4	121.0
EBITDA	265.6	47.2	125.2	438.0
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	2.2	1.0	—	3.2
Restructuring expense	3.9	1.3	0.7	5.9
Acquisition and integration expense	3.2	0.4	4.0	7.6
Foreign exchange (gain) loss on internal debt	(23.4)	2.3	(7.8)	(28.9)
Debt refinancing costs	—	45.7	—	45.7
Foundation contributions	—	—	5.0	5.0
Adjustment of stock compensation previously not probable	13.6	—	—	13.6
Other, net	5.9	3.9	(1.2)	8.6
Adjusted EBITDA	$271.0	$101.8	$125.9	$498.7

Net debt				$1,212.9

Net debt to adjusted EBITDA ratio				2.4x

Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2021	2020	2021	2020
Cash flows from operating activities	$80.4	$63.5	$113.0	$124.7
Capital expenditures	(8.8)	(4.5)	(17.3)	(15.0)
Disposal of property, plant and equipment	—	1.5	—	1.5
Free cash flows	$71.6	60.5	$95.7	111.2

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845